Exhibit 10.19
FORM OF CHANGE OF CONTROL AGREEMENT
[Date]

Dear __________,
On behalf of LinkedIn Corporation (“LinkedIn” or the “Company”), I am pleased to notify you that, subject to approval of LinkedIn’s Compensation Committee, you will be entitled to certain additional severance protection for you in the event of a change of control of the Company, as defined in Exhibit A to this letter (“Change of Control”).

1.	Change of Control Severance.
We recognize that upon a Change of Control, it is appropriate to provide you with protection if your employment is involuntarily terminated without cause and/or you are constructively terminated following such a Change of Control.
Accordingly, if within twelve (12) months following a Change of Control, your employment is involuntary terminated without Cause or your employment is ‘constructively terminated’ and you choose to resign within a reasonable period of time following such Constructive Termination, then, subject to the terms and conditions set forth in Exhibit B, upon such involuntary termination without Cause or resignation within a reasonable period of time following Constructive Termination, you will be entitled to the following severance payments and benefits:

a lump sum payment equal to twelve (12) months of your base salary at the rate in effect on the date of your termination, or, if greater, the rate in effect immediately prior to the Change of Control;

a lump sum payment equal to your annual target bonus (corporate and individual performance components at 100% of annual target) for the year of termination, or, if greater, your annual target bonus in effect immediately prior to the Change of Control;

if you timely elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for you, your spouse and eligible dependants, as applicable, the Company will pay directly on your behalf the monthly premiums under COBRA for such coverage until the earliest of (A) twelve (12) months following the effective date of such termination, or (B) the date upon which you begin other employment that provides for health coverage benefits. In addition, and notwithstanding anything to the contrary in this paragraph, if the Company determines in its sole and reasonable discretion that it cannot pay directly on your behalf or reimburse you the COBRA premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of such termination, which payments will be made regardless of whether you elect COBRA continuation coverage. For purposes of clarification, the previous sentence does not impact your ability to elect COBRA coverage. If the Company chooses make payments under this paragraph rather than paying the COBRA premiums directly on your behalf or directly reimbursing you, the amounts paid to you will include any additional amounts necessary to put you in the same after-tax position as if the Company had made COBRA payments directly on your behalf or directly reimbursed you for the same; and

immediate vesting of [ ]% of all of your outstanding equity awards (whether or not in the form of stock options, restricted stock, or any other type of equity) that remain unvested as of the date of your termination. For clarification purposes, this vesting acceleration is to apply to your outstanding equity awards, together with any equity awards that may be granted to you in the future.

For purposes of this offer letter, “Cause,” “Change of Control,” and “Constructive Termination” will have the meaning set forth on Exhibit A.

2.	Full Force and Effect.
Any equity grant agreements between you and the Company will remain in full force and effect.

3.	Entire Agreement.
This letter, together with agreements relating to your outstanding equity grants, constitute the full and entire understanding and agreement between you and LinkedIn with regard to the subjects hereof and thereof. This letter may be amended at any time only by mutual written agreement of you and LinkedIn.

4.	Governing Law.
This amendment will be governed by the laws of the State of California (with the exception of its conflict of law provisions).
[Signature Page to Follow]

Sincerely,
/s/
[Name]
[Title]
LinkedIn Corporation

Agreed and Accepted as of:

/s/
[Name]	Date

Address

[SIGNATURE PAGE TO CHANGE OF CONTROL AGREEMENT]

EXHIBIT A
For purposes of this offer letter, the following definitions will apply:
“Cause” will mean: (i) you engaging in knowing and intentional illegal conduct that was or is materially injurious to the Company or its affiliates; (ii) you violating a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be injurious to the Company; (iii) you materially breaching the terms of any confidentiality agreement or invention assignment agreement between you and the Company; (iv) you being convicted of, or entering a plea of nolo contendere to, a felony or committing any act of-moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, the Company or its affiliates or (v) your willful and continued failure to perform the duties and responsibilities of your position (other than as a result of your complete or partial incapacity due to physical or mental illness or impairment) after you have been delivered a written demand for performance from the Company which describes the basis for its belief that you have not substantially performed your duties and responsibilities and you have failed to cure such non-performance to the Company’s satisfaction within thirty (30) days after receiving such notice.
“Change of Control” will mean the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all dine assets of the Company, or the acquisition of assets of another corporation or entity, or other similar transaction (each, a “Business Combination”), unless, in each case, immediately following such Business Combination (A) all or substantially all of the individuals and entities who were the beneficial owners of voting stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 55% of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries,) and (B) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination were members of the Board of Directors of the Company at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination.
“Constructive Termination” will mean (i) without your written consent, a reduction in your base salary, other than a reduction in salary that is part of an expense reduction effort applied to the executive management team (defined as the Chief Executive Officer’s direct reports) generally and which results in a percentage reduction of your salary or bonus no greater than the greatest percentage reduction applied to at least one other member of the executive management team; or (ii) without your written consent, a relocation of your principal place of work to a location more than 35 miles away from your workplace prior to the relocation; or (iii) without your written consent, a material reduction or loss of responsibility of title.

EXHIBIT B
The receipt of any severance benefits pursuant to this letter is conditioned upon your signing the Company’s then current standard form of release releasing the Company (or any successor entity), its officers, directors and affiliates from all liability whatsoever (the “Release”). The Release must become effective and irrevocable no later than sixty (60) days following your termination of employment with the Company. No severance payments and benefits under this amendment will be paid or provided until the Release becomes effective and irrevocable, and any such severance payments and benefits otherwise payable between the date of your termination of employment with the Company and the date the Release becomes effective and irrevocable will be paid on the 60th day following the date of your termination of employment with the Company.
Notwithstanding anything to the contrary in this document, no severance payments or benefits payable to you, if any, that, when considered together with any other severance payments or separation benefits, is considered deferred compensation under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (together, the “Deferred Payments”) will be payable until you have a “separation from service” within the meaning of Section 409A. Similarly, no severance payments or benefits payable to you, if any, pursuant to this letter that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until you have a “separation from service” within the meaning of Section 409A. Any severance payments or benefits that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following your separation from service, or, if later, such time as required by the following paragraph. Except as required by the following paragraph, any installment payments that would have been made to you during the sixty (60) day period immediately following your separation from service but for the preceding sentence will be paid to you on the sixtieth (60th) day following your separation from service and the remaining payments will be made as provided in this offer letter.
Further, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service (other than due to death), any Deferred Payments that otherwise are payable within the first six (6) months following your separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of your death following your separation from service but prior to the six (6) month anniversary of your separation from service (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
The provisions under this document are intended to comply with, or be exempt from, the requirements of Section 409A so that none of the severance payments and benefits to be provided will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. You and the Company agree to work together in good faith to consider amendments to this document and to take such reasonable actions, which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. In no event will the Company reimburse you for any taxes that may be imposed on you as result of Section 409A